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                                                                   Exhibit 2.2

                                AMENDMENT NO. 1


                  AMENDMENT NO. 1, dated as of July 13, 1998, by and among First Nationwide (Parent) Holdings Inc., a Delaware corporation, First Nationwide Holdings Inc., a Delaware corporation, Golden State Bancorp Inc., a Delaware corporation, Golden State Financial Corporation, a Delaware corporation, First Gibraltar Holdings Inc., a Delaware corporation, and Hunter's Glen/Ford Ltd., Texas limited partnership (collectively, the "Parties"), to the Agreement and Plan of Reorganization (the "Agreement"), dated as of February 4, 1998, by and among the Parties. Capitalized terms which are not otherwise defined herein shall have the meanings set forth in the Agreement.

                  WHEREAS, in accordance with Section 8.3 of the Agreement, the Parties desire to amend the Agreement as set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the Parties hereby agree as follows:

                  1. Section 1.6(c)(ii)(C) of the Agreement is hereby amended by adding the following new language at the end of subsection (3) thereof after the words "Effective Date" but before the period:

         ,plus

                                    (4)  if the closing of the sale of
         assets and the assumption of liabilities contemplated by the Purchase and Sale Agreement, dated as of March 29, 1998, by and between CFB and Union Planters Bank of Florida(the "Florida Branch Sale"), occurs on or before the Effective Date, then for the first Taxable Period immediately following the Effective Date, any federal income tax savings resulting from the Florida Branch Sale. For this purpose, the amount of federal income tax savings resulting from the Florida Branch Sale shall be an amount equal to (i) the product of the amount of the gain recognized by CFB for federal income tax purposes as a result of the Florida Branch Sale and the highest marginal federal income tax rate applicable to corporations for the taxable year in which the


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         Florida Branch Sale occurs, less (ii) the amount of any federal income taxes actually paid as a result of such sale (including any payment in lieu of federal income taxes under the Tax Sharing Agreement(as defined in Section 6.14)) by CFB.

                  2. Section 1.6(c)(ii)(A) of the Agreement is hereby amended by adding the following new sentence at the end of such section:

                  In the calculation of the Tax Benefits there shall be excluded any deductions resulting from or arising in connection with the refinancing of all of the long-term debt of FNH and Parent Holdings and the purchasing of all of the preferred stock of CFB, in each case outstanding as of the date hereof, pursuant to the refinancing transactions contemplated to be consummated immediately after the consummation of the transactions contemplated by this Agreement, or any transactions with substantially similar purpose or effect.

                  3. Section 6.7(b) of the Agreement is hereby deleted in its entirety and replaced with the following new Section 6.7(b):

                  Parent Holdings shall use its reasonable best efforts to cause the persons serving as officers and directors of Golden State immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (the "Coverage Period") by the directors' and officers' liability insurance policy maintained by Golden State (except that effective as of the Effective Time the single aggregate coverage limit shall be increased to $100 million, and provided that Parent Holdings may substitute for such policy, as amended pursuant hereto, policies of directors' and officers' liability insurance of at least the same coverage and amounts and containing terms and conditions which are not less advantageous to such directors and officers of Golden State than the terms and conditions of such policy, as amended pursuant hereto) with respect to acts and omissions occurring prior to the Effective Time

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                  which were committed by such officers and directors in their capacity as such; provided that Parent Holdings shall not be required as to any such policy to pay premiums in excess of 300% of the amount currently expended annually by Golden State to obtain such insurance, and if such insurance cannot be obtained for such premium Parent Holdings shall obtain for such persons the maximum coverage that may be obtained for such premiums. It is the understanding of the parties hereto that the obligations of Parent Holdings contemplated by the preceding sentence are expected to be satisfied through the purchase by Parent Holdings, by means of the payment of a single premium prior to the Effective Time, of a directors' and officers' liability insurance policy with a single aggregate coverage limit of $100 million, and shall be so satisfied for so long as such policy remains in effect during the Coverage Period.

                  4. Section 6.14(a)(ii) and Section 6.14(b)(i) of the Agreement are hereby amended by deleting the words "Merger Sub" and inserting instead the words "New FNH".

                  5. All references to "this Agreement" in the Agreement shall be deemed to refer to the Agreement as amended hereby.

                  6. Each of the Parties represents to the other that (i) it has full corporate (or partnership) power and authority to execute and deliver this Amendment and, subject to the terms and conditions set forth in the Agreement, to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Amendment by such party have been duly and validly approved by the Board of Directors of such party and no other corporate proceedings on the part of such party are necessary in connection with the execution and delivery of this Amendment by such party, and (iii) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.


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                  7. Except as expressly amended by this Amendment, the
Agreement is hereby ratified and confirmed in all respects.

                  8. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

                  9. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions.

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                  IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                   GOLDEN STATE BANCORP INC.


                                   By:     /s/ Richard A. Fink
                                       -------------------------------
                                           Name:  Richard A. Fink
                                           Title: Vice Chairman

                                   GOLDEN STATE FINANCIAL CORPORATION


                                   By:      /s/ Richard A. Fink
                                       -------------------------------
                                            Name:  Richard A. Fink
                                            Title: Vice President

                                   FIRST NATIONWIDE (PARENT)
                                            HOLDINGS INC.


                                   By:      /s/ Glenn P. Dickes
                                      -------------------------------
                                            Name:  Glenn P. Dickes
                                            Title: Vice President

                                   FIRST NATIONWIDE HOLDINGS INC.


                                   By:      /s/ Glenn P. Dickes
                                      -------------------------------
                                            Name:  Glenn P. Dickes
                                            Title: Vice President

                                   FIRST GIBRALTAR HOLDINGS INC.


                                   By:      /s/ Glenn P. Dickes
                                      -------------------------------
                                            Name:  Glenn P. Dickes
                                            Title: Vice President

                                   HUNTER'S GLEN/FORD, LTD.


                                   By:      /s/ Gerald J. Ford
                                      -------------------------------
                                            Name:  Gerald J. Ford
                                            Title: General Partner